EXHIBIT 16.1

December 20, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 16, 2017, to be filed by our former client, Green Hygienics Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ M&K CPAs LLP
Houston, Texas